EXHIBIT 99

MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607
(312) 633-0333
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS AN 18% INCREASE
IN FIRST QUARTER NET INCOME FOR 2005

CHICAGO, April 22, 2005 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today first quarter results for 2005. The Company had net income of $17.2 million for the first quarter of 2005 compared to $14.6 million for the first quarter of 2004, an increase of 17.7%. Fully diluted earnings per share for the first quarter of 2005 increased 11.3% to $0.59 compared to $0.53 per share in the first quarter of 2004.

Mitchell Feiger, President and Chief Executive Officer of MB Financial, Inc. said, “The Company continued to see strong demand from new and existing customers for construction real estate, commercial real estate and commercial loans during the first quarter of 2005.  In aggregate, these loan categories grew by approximately 18% on an annualized basis.

We continue to look for better ways to serve our new and existing customers. During the second half of 2005, we plan to expand our retail branch services and business hours offered throughout the Chicagoland area.”

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2005 first quarter performance.

RESULTS OF OPERATIONS

First Quarter Results

Net income was $17.2 million for the first quarter of 2005, compared to $14.6 million for the first quarter of 2004. The results for the first quarter of 2005 generated an annualized return on average assets of 1.31% and an annualized return on average equity of 14.48%, compared to 1.34% and 15.26%, respectively, for the same period in 2004.

Net interest income was $43.7 million for the three months ended March 31, 2005, an increase of $7.6 million, or 21.2% from $36.0 million for the comparable period in 2004. Net interest income grew primarily due to an $811.8 million, or 20.3% increase in average interest earning assets. Approximately $384 million of the increase in average interest earning assets was due to our acquisition of First Security Federal Savings Bank (First SecurityFed) in the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.80% for the first quarter of 2005 and 3.72% for the first quarter of 2004.

Provision for loan losses was at $2.4 million in the first quarter of 2005 as compared to $2.0 million in first quarter of 2004. Net charge-offs were $2.8 million in the quarter ended March 31, 2005 compared to $1.3 million in the quarter ended March 31, 2004. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income decreased $1.1 million, or 6.4% to $15.2 million for the quarter ended March 31, 2005 from $16.3 million for the first quarter of 2004. Net gain on sale of investment securities available for sale decreased by $630 thousand as net gains of $61 thousand were realized in the first quarter of 2005 compared to $691 thousand in the 2004 quarter. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Trust, asset management and brokerage fees declined by $360 thousand due to a $485 thousand decline in brokerage fees, partially offset by a $117 thousand increase in trust and asset management fees. Brokerage fees decreased primarily due to lower fixed annuity sales during the 2005 quarter as a result of rising short-term interest rates. Net lease financing declined by $343 thousand due to higher levels of income realized in the first quarter of 2004 on leased equipment in which we own a residual interest. Offsetting these decreases, deposit service fees increased by $377 thousand primarily due to increases in NSF and overdraft fees and monthly service charges of $295 thousand and $43 thousand, respectively.

Other expense increased by $2.3 million, or 8.5% to $31.6 million for the quarter ended March 31, 2005 from $29.3 million for the quarter ended March 31, 2004. Salaries and employee benefits, other operating expenses, and computer service expense increased by $1.7 million, $245 thousand and $161 thousand, respectively, due to the acquisition of First SecurityFed and organic growth. Occupancy and equipment expense increased by $844 thousand primarily due to a $520 thousand decline in building rental income, as well as a $347 thousand increase in depreciation expense. Rental income declined due to the departure of tenants at the MB Financial Center operations facility located in Rosemont, Illinois in anticipation of our occupancy of the space in the fourth quarter of 2004. Depreciation expense increased due to equipment purchased in the second half of 2004 and placed in service at MB Financial Center. The above were offset by declines in advertising and marketing expense and brokerage fee expense of $474 thousand and $212 thousand, respectively.

The Company expects to see an increase in other expense, including salaries and employee benefits and marketing expense, during the second half of 2005 as it plans to expand retail branch services and business hours for customers. These expanded services are expected to increase other expense by approximately $1.4 million, on a pre-tax basis, for the year-ended December 31, 2005. Offsetting part of this increase, telecommunication expense is expected to decline in the second half of 2005 as a result of final implementation of the Company’s new data and telecommunication systems.

Income tax expense for the three months ended March 31, 2005 increased $1.4 million to $7.8 million compared to $6.4 million for the same period in 2004. The effective tax rate was 31.1% and 30.4% for the quarter ended March 31, 2005 and 2004, respectively. The increase in the effective tax rate was primarily due to additional state income tax, net of federal benefit, in Oklahoma related to our Union Bank subsidiary for the first quarter of 2005 compared to the same period in 2004.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended March 31,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,383,028	$ 51,384	6.16%	$ 2,843,613	$ 39,160	5.54%
Loans exempt from federal income taxes (3)	3,010	48	6.38	3,227	52	6.37
Taxable investment securities	1,137,527	12,039	4.23	948,677	10,204	4.30
Investment securities exempt from federal income taxes (3)	263,542	3,726	5.66	181,460	2,592	5.65
Federal funds sold	144	1	2.24	6,557	16	0.97
Other interest bearing deposits	16,163	82	2.06	8,118	18	0.89
Total interest earning assets	4,803,414	67,280	5.68	3,991,652	52,042	5.24
Non-interest earning assets	502,093			396,587
Total assets	$ 5,305,507			$ 4,388,239

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 798,848	$ 2,169	1.10%	$ 701,556	$ 1,242	0.71%
Savings deposits	527,628	804	0.62	457,926	605	0.53
Time deposits	1,962,517	13,272	2.74	1,690,533	10,095	2.40
Short-term borrowings	654,855	3,671	2.27	416,556	1,274	1.23
Long-term borrowings and junior subordinated notes	173,492	2,358	5.44	117,535	1,860	6.26
Total interest bearing liabilities	4,117,340	22,274	2.19	3,384,106	15,076	1.79
Non-interest bearing deposits	650,351			574,069
Other non-interest bearing liabilities	56,878			45,455
Stockholders’ equity	480,938			384,609
Total liabilities and stockholders’ equity	$ 5,305,507			$ 4,388,239
Net interest income/interest rate spread (4)		$ 45,006	3.49%		$ 36,966	3.45%
Taxable equivalent adjustment		1,321			925
Net interest income, as reported		$ 43,685			$ 36,041
Net interest margin on a fully tax equivalent basis (5)			3.80%			3.72%
Net interest margin (5)			3.69%			3.63%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $1.7 million and $1.2 million for the three months ended March 31, 2005 and 2004, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $8.0 million, or 21.7% to $45.0 million for the three months ended March 31, 2005 from $37.0 million for the three months ended March 31, 2004. Tax-equivalent interest income increased by $15.2 million due to an $811.8 million, or 20.3% increase in average interest earning assets. The increase was comprised of a $539.2 million, or 18.9% increase in average loans, a $270.9 million, or 24.0% increase in average investment securities, and an $8.1 million increase in average interest bearing deposits, offset by a $6.4 million decline in federal funds sold. The yield on average interest earning assets increased 44 basis points to 5.68% due to the increase in market interest rates. Interest expense increased by $7.2 million as average interest bearing liabilities increased by $733.2 million, while their cost increased by 40 basis points to 2.19% also due to the increase in market interest rates. Approximately $384 million of the increase in average interest earning assets and $399 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the second quarter of 2004, with the remainder resulting from organic growth.

The net interest margin expressed on a fully tax equivalent basis for the first quarter of 2005 decreased by 7 basis points from 3.87% in the fourth quarter of 2004 primarily due to an $827 thousand decline in amortization of net deferred loan fees.

BALANCE SHEET

Total assets increased $94.1 million or 1.8% from December 31, 2004 to $5.3 billion at March 31, 2005. Net loans increased by $76.6 million, or 2.3% to $3.4 billion at March 31, 2005. In aggregate, commercial, commercial real estate and construction real estate loans grew by $104.1 million, or 18% on a combined annualized basis, while commercial loans collateralized by assignment of lease payments, residential real estate, and consumer loans declined, in aggregate, by $27.9 million, or 2.9%. See “Loan Portfolio” section below for further analysis. Investment securities available for sale increased by $23.0 million, or 1.7% to $1.4 billion at March 31, 2005.

Total liabilities increased by $106.9 million, or 2.2% to $4.9 billion at March 31, 2005 from $4.8 billion at December 31, 2004. Total deposits grew by $37.3 million or 0.9% to $4.0 billion at March 31, 2005. Total deposits remained relatively flat, as they historically have, during the first quarter, while industry trends show deposit growth declining due to rising short-term interest rates and pricing competition amongst banks and other financial institutions, money market and mutual funds. As part of the Company’s strategy to manage market pressures on attracting and retaining deposits, it will expand retail services and business hours provided to customers in the second half of 2005. Short-term borrowings increased by $82.1 million, or 14.4%, primarily due to a $48.6 million increase in securities sold under agreement to repurchase. Federal funds purchased, correspondent bank line of credit and short-term Federal Home Loan Bank advances also increased by $18.0 million, $10.0 million and $5.5 million, respectively.

Total stockholders’ equity decreased $12.8 million, or 2.6% to $468.9 million at March 31, 2005 compared to $481.7 million at December 31, 2004. The decline was primarily due to a $14.4 million increase in treasury stock resulting from the repurchase of 486,286 outstanding shares and a $9.8 million decline in accumulated other comprehensive income due to an unrealized change in market value on investment securities available for sale. Retained earnings increased by $13.4 million due to net income of $17.2 million partially offset by $3.7 million, or $0.13 per share, in cash dividends.

At March 31, 2005, the Company’s total risk-based capital ratio was 12.05%; Tier 1 capital to risk-weighted assets ratio was 10.93% and Tier 1 capital to average asset ratio was 8.25%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at March 31, 2005.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	March 31,		December 31,		March 31,
	2005		2004		2004
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial loans	$ 738,826	22%	$ 725,823	22%	$ 654,176	23%
Commercial loans collateralized by assignment of lease payments	245,152	7%	251,025	7%	221,757	8%
Commercial real estate	1,307,481	38%	1,263,910	38%	1,123,250	39%
Residential real estate	423,301	12%	436,122	13%	358,960	12%
Construction real estate	450,259	13%	402,765	12%	296,804	10%
Consumer loans	256,695	8%	265,912	8%	219,947	8%
Gross loans (1)	3,421,714	100%	3,345,557	100%	2,874,894	100%
Allowance for loan losses	(43,820)		(44,266)		(40,298)
Net loans	$ 3,377,894		$ 3,301,291		$ 2,834,596

(1)	Gross loan balances at March 31, 2005, December 31, 2004, and March 31, 2004 are net of unearned income, including net deferred loan fees of $3.8 million, $4.2 million, and $4.0 million, respectively.

Net loans increased by $76.6 million, or 2.3%, to $3.4 billion at March 31, 2005 from $3.3 billion at December 31, 2004. Construction real estate, commercial real estate and commercial grew by $47.5 million, $43.6 million, and $13.0 million, respectively. In aggregate, these loan categories grew by approximately 18% on an annualized basis. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from our focus on marketing and new business development. The above increases were partially offset by decreases in residential real estate, consumer loans, and commercial loans collateralized by assignment of lease payments of $12.8 million, $9.2 million, and $5.9 million, respectively.

Net loans increased by $543.3 million, or 19.2%, to $3.4 billion at March 31, 2005 from $2.8 billion at March 31, 2004. Commercial real estate, construction real estate, commercial, residential real estate, consumer loans, and commercial loans collateralized by assignment of lease payments grew by $184.2 million, $153.5 million, $84.7 million, $64.3 million, $36.7 million, and $23.4 million, respectively. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from our focus on marketing and new business development as well as our acquisition of First SecurityFed, which had net loans of $295.8 million at the acquisition date. Of the $295.8 million in net loans acquired from First SecurityFed, $88.2 million in residential real estate loans were securitized and transferred to investment securities available for sale in the third quarter of 2004 for additional flexibility and favorable capital treatment on our balance sheet.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):
	March 31, 2005	December 31, 2004	March 31, 2004
Non-performing loans:
Non-accrual loans (1)	$ 25,250	$ 23,495	$ 26,212
Loans 90 days or more past due, still accruing interest	850	189	97
Total non-performing loans	26,100	23,684	26,309
Other real estate owned	726	384	180
Total non-performing assets	$ 26,826	$ 24,068	$ 26,489
Total non-performing loans to total loans	0.76%	0.71%	0.92%
Allowance for loan losses to non-performing loans	167.89%	186.90%	153.17%
Total non-performing assets to total assets	0.50%	0.46%	0.60%

(1)	Includes restructured loans totaling $552 thousand, $568 thousand and $573 thousand at March 31, 2005, December 31, 2004, and March 31, 2004, respectively.

Total non-performing assets increased by $2.7 million to $26.8 million at March 31, 2005 from $24.1 million at December 31, 2004. Non-accrual loans increased by $1.8 million primarily due to two commercial loans totaling $1.7 million. Loans 90 days or more past due, still accruing interest increased by $661 thousand due to one commercial loan totaling $850 thousand.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):
	Three Months Ended
	March 31,
	2005	2004

Balance at beginning of period	$ 44,266	$ 39,572
Provision for loan losses	2,400	2,000
Charge-offs	(3,501)	(1,710)
Recoveries	655	436
Balance at March 31,	$ 43,820	$ 40,298
Total loans at March 31,	$ 3,421,714	$ 2,874,894
Ratio of allowance for loan losses to total loans	1.28%	1.40%

Net charge-offs increased by $1.5 million to $2.8 million in the quarter ended March 31, 2005 from $1.3 million in the quarter ended March 31, 2004. A substantial portion of the Company’s $3.5 million charge-off activity in the first quarter of 2005 was due to the charge-off of one construction real estate loan. The construction real estate loan charge-off’s outstanding balance was classified as substandard and was reported as a potential problem loan in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2004. This loan was sold during the first quarter of 2005.

Provision for loan losses increased by $400 thousand to $2.4 million in the three months ended March 31, 2005 from $2.0 million in the same period of 2004 based on the results of our quarterly analyses of the loan portfolio.

The following table sets forth the allocation of the allowance for loan losses for the periods presented and the percentage of loans in each category to total loans. An allocation for a loan classification is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses (dollars in thousands):

	March 31,		December 31,		March 31,
	2005		2004		2004
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans

Commercial	$ 12,438	22%	$ 10,913	22%	$ 11,187	23%
Commercial loans collateralized by
assignment of lease payments	5,702	7%	6,563	7%	2,471	8%
Commercial real estate	10,647	38%	10,340	38%	8,491	39%
Residential real estate	850	12%	868	13%	1,845	12%
Construction real estate	4,180	13%	4,451	12%	4,005	10%
Installment and other	712	8%	925	8%	4,569	8%
Unallocated	9,291	-	10,206	-	7,730	-
Total allowance for loan losses	$ 43,820	100%	$ 44,266	100%	$ 40,298	100%

Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including specific reserves, current loan risk ratings, delinquent loans, historical loss experience and economic conditions in our market area. In addition, federal regulatory authorities, as part of the examination process, periodically review our allowance for loan losses. The regulators may require us to record adjustments to the allowance level based upon their assessment of the information available to them at the time of examination. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no assurance that the allowance will prove sufficient to cover actual loan losses.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; and (14) our future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2005 and December 31, 2004
(Amounts in thousands, except common share data)
(Unaudited)

	March 31,	December 31,
	2005	2004

ASSETS
Cash and due from banks	$ 82,493	$ 88,231
Interest bearing deposits with banks	12,491	17,206
Investment securities available for sale	1,414,468	1,391,444
Loans held for sale	368	372
Loans (net of allowance for loan losses of $43,820 at March 31, 2005
and $44,266 at December 31, 2004)	3,377,894	3,301,291
Lease investments, net	61,203	69,351
Premises and equipment, net	121,346	113,590
Cash surrender value of life insurance	87,258	86,304
Goodwill, net	123,628	123,628
Other intangibles, net	13,320	13,587
Other assets	53,605	48,971

Total assets	$ 5,348,074	$ 5,253,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$ 645,105	$ 673,752
Interest bearing	3,354,214	3,288,260
Total deposits	3,999,319	3,962,012
Short-term borrowings	653,262	571,155
Long-term borrowings	81,958	91,093
Junior subordinated notes issued to capital trusts	87,443	87,443
Accrued expenses and other liabilities	57,178	60,606
Total liabilities	4,879,160	4,772,309

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,883,404 shares at March 31, 2005 and 28,867,963 at December 31, 2004)	289	289
Additional paid-in capital	136,346	137,879
Retained earnings	360,896	347,450
Unearned compensation	(1,533)	(1,068)
Accumulated other comprehensive income	(5,382)	4,421
Less: 548,087 and 201,429 shares of treasury stock, at cost, at March 31,
2005 and December 31, 2004, respectively	(21,702)	(7,305)
Total stockholders' equity	468,914	481,666

Total liabilities and stockholders' equity	$ 5,348,074	$ 5,253,975

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)
	Three Months Ended March 31,
	2005	2004
Interest income:
Loans	$ 51,415	$ 39,194
Investment securities available for sale:
Taxable	12,039	10,204
Nontaxable	2,422	1,685
Federal funds sold	1	16
Other interest bearing accounts	82	18
Total interest income	65,959	51,117

Interest expense:
Deposits	16,245	11,942
Short-term borrowings	3,671	1,274
Long-term borrowings and junior subordinated notes	2,358	1,860
Total interest expense	22,274	15,076
Net interest income	43,685	36,041

Provision for loan losses	2,400	2,000

Net interest income after provision for loan losses	41,285	34,041

Other income:
Loan service fees	1,156	1,065
Deposit service fees	4,672	4,295
Lease financing, net	3,605	3,948
Trust, asset management and brokerage fees	3,502	3,862
Net gain on sale of investment securities available for sale	61	691
Increase in cash surrender value of life insurance	953	899
Other operating income	1,271	1,506
	15,220	16,266
Other expense:
Salaries and employee benefits	17,831	16,123
Occupancy and equipment expense	5,305	4,461
Computer services expense	1,233	1,072
Advertising and marketing expense	719	1,193
Professional and legal expense	691	716
Brokerage fee expense	999	1,211
Telecommunication expense	675	669
Other intangibles amortization expense	267	290
Other operating expenses	3,858	3,613
	31,578	29,348

Income before income taxes	24,927	20,959

Income taxes	7,750	6,371
Net Income	$ 17,177	$ 14,588

Common share data:
Basic earnings per common share	$ 0.60	$ 0.55
Diluted earnings per common share	$ 0.59	$ 0.53
Weighted average common shares outstanding	28,538,032	26,766,696
Diluted weighted average common shares outstanding	29,275,210	27,502,434

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the Three Months Ended March 31,
	2005	2004

Performance Ratios:

Annualized return on average assets	1.31%	1.34%

Annualized return on average equity	14.48	15.26

Net interest rate spread	3.49	3.45

Efficiency ratio (1)	52.49	55.86

Net interest margin - fully tax equivalent basis (2)	3.80	3.72

Net interest margin	3.69	3.63

Asset Quality Ratios:

Non-performing loans to total loans	0.76%	0.92%

Non-performing assets to total assets	0.50	0.60

Allowance for loan losses to total loans	1.28	1.40

Allowance for loan losses to non-performing loans	167.89	153.17

Net loan charge-offs to average loans (annualized)	0.34	0.18

Capital Ratios:

Tangible equity to assets (3)	6.45%	7.30%

Equity to total assets	8.77	8.87

Book value per share (4)	$ 16.58	$ 14.67
Less: goodwill and other intangible assets, net of tax benefit, per common share	4.68	2.80
Tangible book value per share (5)	$ 11.90	$ 11.87

Company’s Capital Ratios:

Total capital (to risk-weighted assets)	12.05%	13.12%

Tier 1 capital (to risk-weighted assets)	10.93	11.89

Tier 1 capital (to average assets)	8.25	9.03

(1)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(2)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.
(3)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(4)	Equals total ending stockholders’ equity divided by common shares outstanding.
(5)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

Our selected financial ratios information above contains information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include tangible equity to assets ratio and tangible book value per share. Our management uses these non-GAAP measures in its analysis of our performance. These measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of the financial measures excluding the impact of these items provides useful supplemental information that is helpful in understanding of our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. This disclosure should not be viewed as a substitute for the results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	March 31, 2005	December 31, 2004	March 31, 2004

Stockholders’ equity - as reported	$ 468,914	$ 481,666	$ 393,052
Less: goodwill	123,628	123,628	70,293
Less: other intangible assets, net of tax benefit	8,658	8,832	4,726
Tangible equity	$ 336,628	$ 349,206	$ 318,033